UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2011

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders

The Company’s annual meeting of shareholders was held on April 27, 2011. At the meeting, the shareholders voted to re-elect certain persons to the Board of Directors for a term expiring at the 2013 annual meeting of shareholders. The individuals listed below were elected to the Company’s Board of Directors, each to hold office until the designated annual meeting or until his or her successor is elected and qualified, or until his or her earlier resignation. The table below indicates the votes for, votes withheld and abstentions with respect to the election of the six nominees.

	For	Withheld	Absentions
Fred J. Bronson, DDS	313	25	0
Jack M. Cook, MHA	311	27	0
Fred H. Peck, DDS	311	27	0
Molly Meakin-Rogers, MBA, CPA	312	26	0
Stephen T. Schuler, DMD	313	25	0
Mark Zigoris, DDS	313	25	0

The shareholders also voted on an advisory proposal to approve the compensation paid to the Company’s Named Executive Officers, as described in certain sections of the Company’s proxy statement for the meeting. The table below indicates the votes for and the votes against the proposal as well as the number of abstentions.

	For	Against	Absentions
Advisory Vote on Executive Compensation	182	40	116

The shareholders also voted on an advisory proposal regarding the frequency of holding the advisory shareholder vote to approve the compensation paid to the Company’s Named Executive Officers. The table below indicates the votes for the alternative frequencies as well as the number of abstentions.

	Every Year	Every Two Years	Every Three Years	Absentions
Frequency of Holding the Advisory Vote on Executive Compensation	119	69	35	115

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: May 2, 2011	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer